UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  December 18, 2008
UNITED COMMUNITY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

275 West Federal Street, Youngstown, Ohio	44503-1203

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 742-0500
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-99

Item 1.01. Entry into a Material Definitive Agreement.
     On December 18, 2008, United Community Financial Corp. (“UCFC”), Butler Wick Corp., a wholly-owned subsidiary of UCFC (“BWC”), Butler Wick & Co., Inc., a wholly owned subsidiary of BWC (“Butler Wick & Co.”) and Stifel Financial Corp. (“Stifel”) entered into a Stock Purchase Agreement (the “Agreement”), whereby Stifel will acquire all of the outstanding capital stock of Butler Wick & Co. Under the Agreement, Stifel will acquire the capital stock of Butler Wick & Co. for cash in the amount of $12,000,000, subject to certain adjustments.
     The transaction is expected to close by December 31, 2008, or as soon thereafter as is reasonably practicable. The Agreement contains certain customary representations, warranties and covenants of the parties, and the consummation of the transaction is subject to a number of customary closing conditions and the approval of all required governmental and other regulatory entities. Each of Stifel and UCFC have agreed to indemnify the other party for a breach of the Agreement, the representations, warranties and covenants and the costs and expenses of a party associated with the transaction. UCFC’s indemnification obligations generally are limited to a period of 18 months and are subject to a cap of $1,500,000.
     A copy of the press release announcing the execution of the Agreement is attached hereto as Exhibit 99 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description

99	Press release dated December 18, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.
By:	/s/ Jude J. Nohra
Jude J. Nohra, Secretary
Date: December 24, 2008